Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MOODY’S CORPORATION

Moody’s Corporation, a Delaware corporation (the “Company”), does hereby certify:

First: That Article SEVENTH of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. Commencing with the annual meeting of stockholders held in 2014, directors shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders, provided however, that any director elected or appointed prior to the 2014 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. The term for each director elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders, the term for each director elected at the 2012 annual meeting of stockholders shall expire at the 2015 annual meeting of stockholders, and the term for each director elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders. The division of directors into classes shall terminate at the 2016 annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause, and all other directors may be removed either for or without cause, and the removal of any director, whether for or without cause, requires the affirmative vote of at least 80 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) expressly applicable to such directorships.

Second: That the foregoing amendment to the Restated Certificate of Incorporation of the Company was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by s duly authorized officer on the date set forth below.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

Dated: April 16, 2013